Exhibit 5.1

October 1, 2026

First Internet Bancorp

8701 E. 116th Street
Fishers, Indiana 46038

Re: Registered Debt Exchange

Ladies and Gentlemen:

We have acted as counsel to First Internet Bancorp, an Indiana corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company of up to $20,500,000 principal amount of the Company’s 8.00% Fixed-to-Floating Rate Subordinated Notes due 2036 (the “New Notes”), in exchange for a like principal amount of the Company’s outstanding unregistered 8.00% Fixed-to-Floating Rate Subordinated Notes due 2036 (the “Old Notes”). The New Notes will be issued pursuant to a Subordinated Indenture, dated as of September 30, 2016, as amended and supplemented by that certain Fifth Supplemental Indenture, dated as of September 10, 2026 (collectively, the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein; (ii) the Indenture; (iii) executed copies of the [global] notes evidencing the Old Notes; (iv) executed copies of the global notes evidencing the New Notes; (v) the Company’s Amended and Restated Articles of Incorporation, as amended through the date hereof, (vi) the Company’s Amended and Restated Bylaws, as amended through the date hereof, (vii) resolutions of the Company’s Board of Directors authorizing and approving the New Notes, and (viii) such other instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed ((i) through (iv) are, collectively, the “Offering Documents”).

On the basis of and subject to the foregoing and the qualifications and assumptions set forth herein, we are of the opinion that the New Notes, upon issuance and delivery in exchange for the Old Notes in accordance with the terms of the Indenture and upon having been duly authenticated by the Trustee, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the same may be limited by the effect of bankruptcy, reorganization, insolvency, moratorium, voidable transactions, fraudulent conveyance, fraudulent transfer, reorganization, receivership, assignment for the benefit of creditors and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and by equitable principles of general applicability (regardless of whether considered in a proceeding in equity or at law) and except further as enforcement thereof may be limited by any governmental authority that limits, delays or prohibits the making of payments outside the United States.

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Without limiting any other qualifications set forth herein, the opinion expressed above is subject to the effect of generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of or contribution to a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct or to the extent such provisions are contrary to public policy; (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs; (vi) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the contract; (vii) limit the enforceability of provisions of instruments or agreements that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (viii) may limit the enforceability of provisions for the payment of premiums upon mandatory prepayment to the extent any such payment constitutes, or is deemed to constitute, a penalty or forfeiture; (ix) may require mitigation of damages; or (x) provide a time limitation after which a remedy may not be enforced (i.e., statutes of limitation).

We express no opinion as to the enforceability or effect in the New Notes of (i) any agreement to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction or subject matter jurisdiction) (except to the extent such agreement would be enforceable based on Section 5-1402 of the General Obligations Law of the State of New York), any provision restricting access to courts (including without limitation agreements to arbitrate disputes), any waivers of the right to jury trial, any waivers of service of process requirements that would otherwise be applicable, any provision relating to evidentiary standards, any agreement that a judgment rendered by a court in one jurisdiction may be enforced in another jurisdiction, or any provision otherwise affecting the jurisdiction or venue of courts; (ii) any provision waiving or otherwise modifying legal, statutory or equitable defenses or other procedural, judicial or substantive rights; or (iii) any provision that authorizes one party to act as attorney-in-fact for another party.

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We have relied, as to certain relevant facts, upon representations made by the Company in the Offering Documents, the assumptions set forth herein and certificates of, and/or information provided by, public officials and officers and employees of the Company reasonably believed by us to be appropriate sources of information, as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation.

We have also relied, without investigation, upon the following assumptions: (i) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question; (ii) each party to agreements or instruments relevant hereto other than the Company has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements or instruments enforceable against it; (iii) each party to agreements or instruments relevant hereto other than the Company has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such agreements or instruments against the Company; (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document, including electronic signatures, are genuine; (v) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of the jurisdictions the laws of which are covered by this opinion letter (the “Opining Jurisdictions”), are publicly available to lawyers practicing in the Opining Jurisdictions; (vi) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in the Opining Jurisdictions has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; and (vii) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of dealing among the parties that would, in either case, define, supplement or qualify the agreements or instruments relevant hereto.

Our opinion letter is limited to the laws of the State of Indiana and the laws of the State of New York, and we express no opinion as to the effect on the matters covered by our opinion of any other laws.

The opinion expressed above is limited to the specific issues addressed and to laws and facts existing on the date hereof. By rendering our opinion, we do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretation thereof, or of any change in facts or in our knowledge of relevant facts, that occurs or becomes known to us after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to being named in the Registration Statement under the caption “Legal Matters” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the Securities Act, or other rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

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Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP FAEGRE DRINKER BIDDLE & REATH LLP